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                                                              December __, 2005

Mr. J. Michael Parish
Chairman, Board of Trustees
Forum Funds
Two Portland Square
Portland, Maine 04101

   RE: Contractual Waivers and Reimbursements

Dear Mr. Parish:

     Brown Investment Advisory Incorporated (the "Adviser") agrees to waive its investment advisory fee and reimburse expenses as necessary to ensure that total annual operating expenses for Brown Advisory Opportunity Fund (the "Fund"), a series of the Forum Funds (the "Trust"), do not exceed 1.50% for Institutional Shares and 1.70% for A Shares.

     This agreement can only be terminated or amended upon the approval of the Trust's Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund. Unless otherwise amended or terminated, this agreement will terminate on October 1, 2006.

                                              Very truly yours,

                                              Brown Investment Advisory
                                              Incorporated

                                              By:
                                                  ------------------------------
                                                  David M.Churchill
                                                  Chief Financial Officer